[SDNB FINANCIAL CORP. Letterhead]

NEWS

Date:       December 1, 1995
Subject:    Lawsuit Settlement
Contact:    Nikki Symington
Phone:      (619)232-2030


            SDNB Financial Corp. Announces Litigation Settlement

For Immediate Release:

            (San Diego, CA.)****SDNB Financial Corp. announced today that an agreement has been approved by the Federal District Court to settle the lawsuit brought by Pioneer Liquidating Corporation against San Diego National Bank, its wholly owned subsidiary.

            Murray L. Galinson, President and C.E.O. of both companies, stated that the settlement will result in resolution of all claims against the bank, its officers and directors.

            "We are very pleased to finally have this matter behind us. This represents the end to a series of lawsuits involving Pioneer Mortgage Company that dated back to 1991. Although we feel the bank did nothing wrong, it is important that this final phase be concluded. We can not continue to bear the cost of defending these lawsuits," said Galinson.

            Galinson stated that the cost of settlement has been provided for in the bank's and holding company's financial statements at September 30,1995.


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